EXHIBIT 99.1

Northern States
Financial Corporation

1601 North Lewis Avenue
P.O.Box 39
Waukegan, Illinois 60079-0039

847-244-6000

October 21, 2010

NORTHERN STATES FINANCIAL CORPORATION
APPOINTS CHARLES WILLIAM SMITH
TO BOARD OF DIRECTORS

WAUKEGAN, IL, October 21, 2010 – Northern States Financial Corporation (Nasdaq:  NSFC), holding company for NorStates Bank, a FDIC-insured financial institution, today announced that Charles William Smith has been appointed as a director of the Company to serve until the next annual meeting of stockholders.  The addition of Mr. Smith to the Board of Directors of the Company increases the number of directors to ten members.  Mr. Smith was also appointed a director of NorStates Bank.

Mr. Smith has been a practicing attorney for 35 years and is currently the founder and owner of the law firm Smith & LaLuzerne, Ltd., located in Waukegan, Illinois.  Mr. Smith has been a resident of Waukegan in Lake County, Illinois for 34 years and has been active with the Lake County Bar Association, having previously served as a past President, First Vice President, Second Vice President and Treasurer of the Lake County Bar Association.  Mr. Smith has also been active with the Illinois State Bar Association and has been a past member of the Vista Hospital Board.

“Mr. Smith’s stature as a local business leader and activism in the local community make him a welcome addition to the Board of Directors,” said Allan Jacobs, Chairman of the Board of Northern States Financial Corporation.  “With expertise in the fields of municipal and civil law, Mr. Smith’s insight and leadership will be of great benefit to our Board of Directors and the Company.”

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

NSFC Press Release
New Director
October 21, 2010

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with and furnished to the Securities and Exchange Commission.

For Additional Information, Contact:
Scott Yelvington, President (847) 244-6000 Ext. 201
Websites:	www.nsfc.com
www.nsfc.net